Exhibit 10.44

November 29, 2019

Christine N. Perich
929 N Russell St.
Portland, OR 97227
Re:    Retention Bonus Award
Dear Christine:
As you know, Craft Brew Alliance, Inc. (the “Company”) has entered into an Agreement and Plan of Merger, dated as of November 11, 2019 (the “Merger Agreement”), with Anheuser-Busch Companies, LLC (“AB”) and Barrel Subsidiary, Inc. , pursuant to which the Company will become a wholly owned subsidiary of AB (the “Merger”).
Because your continued leadership is very important to the consummation of the Merger, the Company is prepared to offer you a retention award to ensure the Company will have the benefit of your continued service.
If you remain employed by the Company and its affiliates through December 25, 2019, you will be entitled to a cash retention bonus equal to $350,000 (the “Retention Bonus”), which will be paid no later than December 31, 2019; provided that if a Repayment Event (as defined below) occurs, you will be required to repay to the Company, no later than 30 days following the date of the Repayment Event, the amount of the Retention Bonus that you retained after the payment of taxes in respect of the Retention Bonus. A “Repayment Event” means (1) the Merger Agreement is terminated without completion of the Merger, (2) you resign without Good Reason (as defined in your employment agreement with the Company dated as of November 29, 2019 (your “Employment Agreement”)) prior to the date that is ninety days after the closing of the Merger or (3) you are terminated by the Company for Cause (as defined in your Employment Agreement) prior to the date that is ninety days after the closing of the Merger. If a Repayment Event occurs, in addition to any other remedies available to it, the Company shall have the right to offset any other payments due to you by the amount you are required to repay.
The Retention Bonus will not count toward or be considered in determining payments or benefits due under any other plan, program, or agreement. This letter may not be amended or modified except by an agreement in writing signed by you and the Company. This letter will be binding upon any successor of the Company (including, following the closing of the Merger, AB) in the same manner and to the same extent that the Company would be obligated under this letter if no succession had taken place.

This letter will be governed by, and construed in accordance with, the laws of the Oregon without reference to conflict of law rules. All payments hereunder are subject to withholding for applicable income and payroll taxes or otherwise as required by law.
Please be mindful of the fact that the Company has made this retention bonus opportunity available to a select group of employees of the Company. Please keep confidential the fact that you have received this letter as well as the contents of this letter.
[Signature Page Follows]

Please confirm your agreement to the foregoing by executing this letter as indicated below.
Sincerely,

CRAFT BREW ALLIANCE, INC.

By: /s/ Andrew J. Thomas
Name: Andrew J. Thomas
Title: Chief Executive Officer

Acknowledged and Agreed:

/s/ Christine N. Perich
Christine N. Perich